                             TENDER OFFER AGREEMENT

                                     BETWEEN

                            CLEAR CHANNEL RADIO, INC.

                                       AND

                         HEFTEL BROADCASTING CORPORATION

                                TABLE OF CONTENTS

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ARTICLE 1     THE OFFER....................................................     1
    1.1       The Offer....................................................     1
    1.2       Schedule 14D-1...............................................     2
    1.3       Shareholder Lists............................................     2
    1.4       Company Action...............................................     3
    1.5       Stock Options and Warrants...................................     3
    1.6       Closing......................................................     4

ARTICLE 2     REPRESENTATIONS AND WARRANTIES OF PARENT.....................     4
    2.1       Organization, Standing and Power.............................     4
    2.2       Authority....................................................     4
    2.3       Brokers......................................................     5
    2.4       Financing....................................................     5

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF THE COMPANY................     5
    3.1       Organization.................................................     5
    3.2       Capitalization...............................................     5
    3.3       Authority....................................................     6
    3.4       Brokers......................................................     6
    3.5       Board Actions................................................     6
    3.6       Financial Statements.........................................     6

ARTICLE 4     PRE-CLOSING COVENANTS........................................     7
    4.1       Conduct of Business by the Company Pending the
              Closing......................................................     7
    4.2       No Other Bids................................................     9
    4.3       Control of Stations..........................................    10
    4.4       Renewal Application..........................................    11

ARTICLE 5     ADDITIONAL AGREEMENTS........................................    11
    5.1       Access to Information of the Company;
              Confidentiality..............................................    11
    5.2       Fees and Expenses............................................    11
    5.3       Additional Agreements........................................    11
    5.4       Consents and Filings.........................................    12
    5.5       Indemnification..............................................    12
    5.6       Company Indebtedness.........................................    14
    5.7       Convertible Securities.......................................    14
    5.8       Parent Commission Filings....................................    14
    5.9       Maintain Listing.............................................    14
    5.10      Independent Directors........................................    15

ARTICLE 6     FCC APPROVAL.................................................    15

ARTICLE 7     CONDITIONS...................................................    15
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ARTICLE 8     TERMINATION..................................................    16
    8.1       Termination..................................................    16
    8.2       Effect of Termination........................................    17

ARTICLE 9     DEFINITIONS..................................................    19

ARTICLE 10    GENERAL PROVISIONS...........................................    19
    10.1      Amendment....................................................    19
    10.2      Waiver.......................................................    20
    10.3      Public Statements............................................    20
    10.4      Assignment and Binding Effect................................    20
    10.5      Governing Law................................................    20
    10.6      Entire Agreement.............................................    20
    10.7      Severability.................................................    20
    10.8      Titles.......................................................    21
    10.9      Attorneys' Fees..............................................    21
    10.10     Multiple Counterparts........................................    21
    10.11     Notices......................................................    21
    10.12     Incorporation by Reference...................................    22
    10.13     Representations and Warranties...............................    22

                             TENDER OFFER AGREEMENT


         THIS TENDER OFFER AGREEMENT (this "Agreement") is made and entered into on June 1, 1996, by and between CLEAR CHANNEL RADIO, INC., a Nevada corporation ("Parent") and HEFTEL BROADCASTING CORPORATION, a Delaware corporation (the "Company"), with reference to the following facts:

                                    RECITALS:

         A. Parent desires to make a tender offer (the "Offer") to purchase all of the outstanding shares of the Class A Common Stock, par value $.001 per share, of the Company (the "Class A Common Stock") and Class B Common Stock, par value $.001 per share, of the Company (the "Class B Common Stock" and together with the Class A Common Stock, the "Company Common") for a price of $23 per share (the "Offer Price") on the terms and conditions contained herein.

         B. The Board of Directors of the Company, deeming the Offer to be desirable and in the best interests of the Company and its stockholders has authorized and approved the Offer, subject to the terms and conditions set forth herein, and the execution and delivery of this Agreement.

         C. The Board of Directors of Parent, deeming the Offer to be desirable and in the best interests of Parent and its stockholders, has authorized and approved the Offer, subject to the terms and conditions set forth herein, and the execution and delivery of this Agreement.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE 1
                                    THE OFFER

         1.1 The Offer. Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five business days after the announcement of the Offer by Parent, Parent shall commence the Offer. Subject to
Article 8, the Offer shall remain open for 40 days; provided, however, if at any time prior to the end of such 40 day period, shares of Company Common are tendered to Parent which when combined with the shares of Class A Common Stock owned by affiliates of Parent total 80% of the outstanding shares of Company Common, Parent shall publish notice of such fact and shall extend the termination date for the Offer by 10 days. Parent expressly reserves the right to modify the terms of the Offer, except that, without the consent of the

Company, Parent shall not (a) reduce the Offer Price, (b) amend or add to the conditions to the obligations of Parent to complete the transactions contemplated hereby set forth in Article 7 (the "Closing Conditions"), (c) change the number of shares of Company Common subject to the Offer, (d) change the form of consideration payable in the Offer, (e) except as set forth in this
Section 1.1, extend the termination date for the Offer, or (e) terminate the Offer except in accordance with Section 8.1. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall pay for all shares of Company Common validly tendered and not withdrawn prior to the termination of the Offer.

         1.2 Schedule 14D-1. As promptly as reasonably practicable following the execution of this Agreement, Parent shall file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, are referred to herein as the "Offer Documents"). Parent covenants that the Offer Documents (i) shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and (ii) on the date filed with the Commission and on the date first published, sent or given to the holders of shares of Company Common, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Each of Parent and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and to be disseminated to holders of shares of Company Common, in each case as and to the extent required by applicable Federal securities laws. Parent agrees to provide the Company and its counsel in writing with any comments Parent or its counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         1.3 Shareholder Lists. In connection with the Offer, the Company shall (a) cause its transfer agent to furnish Parent with mailing labels containing the names and addresses of the record holders of Company Common as of a recent date and of those persons becoming record holders after such date, together with copies of all security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common, and (b) furnish to Parent such information and assistance as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer, Parent shall hold in confidence the information contained in any such labels and lists, will use such information only in connection with the Offer and, if this Agreement is terminated, will, upon request, deliver to the Company all copies of, and any extracts or summaries from, such information then in its possession.

         1.4 Company Action. The Company hereby consents to the Offer. The Company shall, on the date of commencement of the Offer, file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the "Schedule 14D-9") which shall reflect the recommendation of the Company's Board of Directors to accept the Offer. Parent shall include copies of such Schedule 14D-9 (excluding exhibits) with the Offer Documents to be mailed to stockholders of the Company in connection with the Offer. The Company covenants that the Schedule 14D-9 (i) shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) on the date filed with the Commission and on the date first published, sent or given to the holders of shares of Company Common, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent specifically for inclusion in the Schedule 14D-9. Each of the Company and Parent agrees promptly to correct any information supplied by it specifically for inclusion in the
Schedule 14D-9 which shall have become false or misleading in any material respect and the Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to holders of shares of Company Common, in each case as and to the extent required by applicable Federal securities laws. The Company agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         1.5 Stock Options and Warrants. Whether or not then exercisable or vested, each option to purchase Class A Common Stock of the Company or warrant to purchase Class B Common Stock of the Company listed on Schedule 1.5 attached hereto (collectively, "Convertible Securities" and individually, a "Convertible Security") outstanding immediately prior to the Closing Date shall be cancelled at the Closing Date and in settlement thereof on the Closing Date Parent shall pay each holder of any such Convertible Security, upon receipt by Parent of any consent of the holder thereof necessary to effect cancellation of such Convertible Security and written acknowledgement of such security holder of the cancellation of such Convertible Securities in accordance with this Section (a "Security Holder Consent and Acknowledgement"), an amount equal to (x) the product of (i) the Offer Price minus the exercise price per share of the Convertible Security and (ii) the total number of shares of Company Common for which such Convertible Security is exercisable (without regard as to whether the Convertible Security is then exercisable as to all such shares), less (y) any federal, state, local or foreign taxes required to be withheld from such payment. The Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as are necessary, subject to obtaining the applicable Security Holder Consent and Acknowledgment to reflect the terms set forth in the prior sentence.

         1.6 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 8.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067 on the first business day after satisfaction or waiver of the conditions set forth in Article 7 or at such other place, time and date as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date."

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company as follows:

         2.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as it is now being conducted.

         2.2   Authority.

               (a) Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

               (b) No consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any governmental entity is necessary in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby other than (i) the consent of the Federal Communications Commission (the "FCC") to the transfer of control of the FCC licenses for the stations owned by the Company's subsidiaries ("Company FCC Licenses"); (ii) compliance with the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and (iii) compliance with the applicable requirements of the Exchange Act.

         2.3 Brokers. Parent has not entered into any contract, agreement, arrangement or understanding with any person or entity which will result in the obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         2.4 Financing. Parent has the funds, or has commitments or agreements with financial institutions to provide the funds, in an aggregate amount not less than the amount necessary to purchase the shares of Company Common in the Offer, plus the amounts payable under Section 1.5 plus the aggregate amount of payments due to the Co-Chief Executive Officers of the Company in exchange for termination of their employment agreements with the Company and delivery of an agreement not to compete at the Closing.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent as follows:

         3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted.

         3.2 Capitalization. The authorized capital stock of the Company and the number, class and/or series of the shares of the capital stock of the Company outstanding or reserved as of the date hereof is as set forth on
Schedule 3.2 attached hereto. All of the outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and all outstanding Convertible Securities are duly authorized and validly issued. Except as set forth on Schedules 1.5 and 3.2, there are no shares of capital stock or other securities of the Company outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls or commitments of any character whatsoever to which the Company is a party or is bound, requiring the issuance, sale or transfer by the Company of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of the Company.

         3.3   Authority.

               (a) The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

               (b) No consent, approval, order or authorization of, notice to, or registration, declaration of filing with, any governmental entity is necessary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, other than (i) the consent of the FCC to the transfer of control of the Company FCC Licenses; (ii) compliance with the HSR Act; and (iii) compliance with the applicable requirements of the Exchange Act.

         3.4 Brokers. The Company has not entered into any contract, agreement, arrangement or understanding with any person or entity which will result in the obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, except as set forth on Schedule 3.4 attached hereto.

         3.5 Board Actions. The Board of Directors of the Company (at a meeting duly called and held) has resolved to recommend acceptance of the Offer.

         3.6 Financial Statements. As of their respective dates, the Company's Annual Reports on Form 10-K for the fiscal years ended September 30, 1994 and 1995, and Quarterly Reports for the quarters ended December 31, 1995 and March 31, 1996, and all other forms, reports, statements and documents filed by the Company with the Commission since July 27, 1994 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All of the consolidated financial statements of the Company included or incorporated by reference in the Forms 10-K and 10Q filed with the Commission prior to the date hereof were prepared in accordance with generally accepted accounting principles consistently applied (except, as to the quarterly financials, for normal year-end adjustments), and present fairly the financial position, results of operations and changes in financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated. All of the consolidated financial statements of the Company included or incorporated by reference in the Forms 10-K and 10Q filed with the Commission between the date hereof and the Closing Date will be prepared in accordance with generally accepted accounting principles consistently applied (except, as to the quarterly financials, for normal year-end adjustments), and will present fairly the financial position, results of operations and changes in financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated.

                                    ARTICLE 4
                              PRE-CLOSING COVENANTS

                  4.1 Conduct of Business by the Company Pending the Closing. Except as otherwise expressly contemplated hereby, the Company covenants and agrees that prior to the Closing Date, unless Parent shall otherwise consent in writing:

               (a) The Company and the Company's subsidiaries (individually, a "Company Subsidiary") shall conduct its business and keep its books and accounts, records and files in the usual and ordinary manner in which such business has been conducted in the past;

               (b) The Company shall not directly or indirectly do, or permit any Company Subsidiary to do, any of the following: (i) issue, sell, pledge, dispose of or encumber any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, capital stock of the Company or any Company Subsidiary, except for shares of Company Common issuable upon exercise of the issued and outstanding Convertible Securities set forth on Schedule 1.5; (ii) except (A) in the ordinary course of business and consistent with prior practice, (B) for transactions with non-affiliates of the Company which involves payments up to $500,000 in the aggregate, and (C) the sale of KLTY-TV, sell, pledge, dispose of or encumber any assets of the Company or any Company Subsidiary which are material to the Company or any Company Subsidiary; (iii) split, combine, subdivide or reclassify any shares of the Company's capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of the Company's capital stock, other than the payment in cash of any accrued dividends on the Series A Preferred Stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any of the Company's capital stock; (v) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation or dissolution of the Company or any Company Subsidiary, except for the transactions set forth in Schedule

4.1(b) attached hereto (collectively, the "Subsidiary Reorganizations"); (vi) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or any material assets thereof or, other than cash management transactions in the ordinary course of business and consistent with prior practice, make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any property or assets of any other individual or entity; (vii) amend or modify the corporate charter, bylaws or other organizational documents of any Company Subsidiary, except in connection with the Subsidiary Reorganizations, (viii) enter into any agreement or transaction with any, or modify the terms of any existing agreement with any, affiliate,
(ix) terminate or fail to renew any Company FCC License, (x) fail to operate any radio station owned by the Company or a Company Subsidiary in accordance with the Communications Act, the rules, regulations and policies of the FCC and the terms of the Company FCC Licenses, other than failures which, individually or in the aggregate, are not reasonably anticipated to have a material adverse effect on the business, assets, results of operations, financial condition or prospects of the Company on a consolidated basis, (xi) cancel, discount or otherwise compromise any accounts receivable except in the ordinary course of business consistent with past practice, (xii) fail to file in a timely manner any applications to renew a Company FCC License, (xiii) (other than agreements for the sale of air time) enter into any agreement which involves payments by the Company of $50,000 or more, unless such agreement provides for cancellation thereof by the Company on 60 or fewer days notice and the amount payable by the Company during the period from the date of delivery of notice of cancellation until the date of cancellation plus any penalty for early termination does not exceed $50,000, (xiv) enter into any barter or trade agreement that is prepaid,
(xv) apply to the FCC for any construction permit that would restrict the current operations of any of the radio stations owned by the Company's subsidiaries (individually, a "Station") or make any change in any Station's buildings, leasehold improvements or fixtures, except in the ordinary course of business or as necessary to comply with the Company's affirmative covenants in
Section 4.4(h) or (xvi) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

               (c) Except (i) for salary increases or other employee benefit arrangements in the ordinary course of business and consistent with prior practice, (ii) as may be required pursuant to any agreements in effect on the date hereof, (iii) as may be required by law, neither the Company nor any Company Subsidiary shall (1) grant any severance or termination pay to, or enter into any new employment or severance agreement with, any officer or employee of the Company or any Company Subsidiary, (2) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employee benefit plan, agreement, trust fund or other arrangement for the benefit or welfare of employees or former employees or (3) increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement;

               (d) The Company shall not directly or indirectly do, or permit any Company Subsidiary to do, any of the following: make or revoke any material tax election, settle or compromise any material federal, state, local or foreign tax liability (or any other tax liability which may have a material effect on taxable years ending after the Closing Date) or change (or make a request to any taxing authority to change) any aspect of accounting for tax purposes in any material respect;

               (e) The Company shall deliver to Parent copies of any report, statement or schedule filed with the Commission subsequent to the date hereof;

               (f) The Company shall provide Parent with copies of the regular monthly internal operating statements relating to the Company for the monthly accounting periods between the date of this Agreement and the Closing Date by the 20th day of each calendar month for the preceding calendar month, which shall present fairly the financial position of the Company and the results of operations for the period indicated in accordance with generally accepted accounting principles consistently applied. Such monthly statements shall: (i) show the actual results and budget for such month by line item, and (ii) account for items of non-recurring income and expense separately and (iii) account for and separately state all intercompany allocations of expenses relating to the Company, all of which shall be presented fairly and in accordance with generally accepted accounting principles consistently applied;

               (g) The Company shall make all commercially reasonable efforts to preserve the business organization of each Station intact, to retain substantially as at present each Station's employees, consultants and agents, and to preserve the goodwill of each Station's suppliers, advertisers, customers and other having business relations with it; and

               (h) The Company shall keep all tangible personal property and real property in good operating condition (ordinary wear and tear excepted) and repair and maintain adequate and usual supplies of inventory, office supplies, spare parts and other materials as have been customarily maintained in the past. The Company shall maintain in effect the casualty and liability insurance on its assets heretofore in force.

         4.2 No Other Bids. The Company shall not, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) any inquiry or the making of any proposal that constitutes, or may reasonably be expected to lead to, any inquiry or proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (a "Takeover Proposal") or enter into any discussions, contracts or negotiations with respect to any Competing Transaction and the Company shall not authorize or knowingly permit any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives to take any such action and the Company will direct such parties not to take any such action. The Company promptly shall advise Parent in writing of any Takeover Proposal and shall, in such notice, indicate the identity of the offeror and the material terms and conditions of any such Takeover Proposal, including, without limitation, price. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Company or any committee thereof from (a) (i) furnishing or causing to be furnished information concerning the Company and its businesses, properties or assets to a third party, (ii) engaging in negotiations with a third party, (iii) taking and disclosing to the Company's stockholders a position with respect to any Takeover Proposal (and, in connection therewith, withdrawing or modifying the approval or recommendation by the Board of Directors of the Offer) or (iv) entering into a Competing Transaction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity (A) the Board of Directors of the Company shall conclude, after consultation with its outside legal counsel (which may be the Company's regularly engaged legal counsel), in good faith that such action is required under applicable law for the discharge of its fiduciary duties, and (B) the Company provides written notice to Parent to the effect that it is furnishing information, or affording access to properties, books or records to, or entering into discussions or negotiations with, such person or entity or (b) complying with Rule 14e-2 promulgated under the Exchange Act. As used in this Agreement, "Competing Transaction" shall mean any merger, consolidation, reorganization, share exchange or other business combination involving the Company or any Company Subsidiary or any acquisition in any manner of beneficial ownership of 20% or more of the outstanding shares of any class of capital stock of the Company, or any class of the capital stock of any Company Subsidiary, or of all or a significant portion of the assets of the Company and the Company Subsidiaries, taken as a whole.

         4.3 Control of Stations. Notwithstanding Section 4.1, until the grant of the FCC Consent Parent shall not directly or indirectly control, manage, supervise or direct the operation of the Company's radio stations or the conduct of the Company's business, including, but not limited to, matters relating to programming, personnel and finances, all of which shall remain and be solely the responsibility of and under the complete discretion and control of each licensee of the Company's radio stations.

         4.4 Renewal Application. In the event at the Closing the application for renewal of the license for WAMR-FM, Miami, Florida (the "Renewal Application") remains pending or has not become a Final Order, the parties agree the Closing shall occur and each party hereto agrees to abide by the procedures established in Stockholders of CBS, Inc., FCC 95-469 (rel. Nov. 22, 1995) P. P. 34-35, for processing applications for transfer of control of a license during the pendency of an application for renewal of a station license. Without limiting the generality of the foregoing, the Company agrees to use commercially reasonable efforts to cooperate with Parent with the prosecution of the Renewal Application, and Parent agrees that any interest it may acquire in such license at Closing is subject to whatever action the FCC may ultimately take with respect to the Renewal Application. Notwithstanding anything in this Agreement to the contrary, this Section 4.4 shall survive the Closing until any order issued by the FCC with respect to the Renewal Application becomes a Final Order (for purposes hereof, "Final Order" shall have the same meaning as in Article 6 except "grant of the Renewal Application" shall be substituted for "FCC Consent").

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

         5.1 Access to Information of the Company; Confidentiality. From the date hereof to the Closing Date, the Company shall afford, and shall cause its officers, directors, employees and agents to afford, to Parent and to the officers, employees and agents of Parent complete access during normal business hours at all reasonable times to the Company's officers, employees, agents, properties, books, records and contracts, and shall furnish, and cause each Company Subsidiary to furnish, to Parent all financial, operating and other data and information as Parent, through its officers or employees, may reasonably request. All information provided to Parent shall be subject to the Confidentiality Letter Agreement, dated May 31, 1996, between Clear Channel Radio, Inc. and the Company (the "Confidentiality Agreement").

         5.2 Fees and Expenses. All costs and expenses incurred in connection with the Offer and this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses; provided, however, if the Closing occurs, Parent shall be responsible for paying all of fees and costs payable to the investment bankers set forth on Schedule 3.4 attached hereto.

         5.3 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         5.4   Consents and Filings. In addition to Article 8, each party will
(a) within ten business days after the date hereof, make any required filings and submissions under the HSR Act with respect to the Offer, (b) substantially comply with any request for additional information issued by the Federal Trade Commission, the Department of Justice or any other antitrust authority in connection with the Offer, including the requests for production of documents and production of witnesses for interviews or depositions, and (c) take all reasonable actions to obtain any other consent, authorization, order or approval of, or any exemption by, any governmental entity required to be obtained or made in connection with the Offer and the other transactions contemplated by this Agreement. Each party will cooperate with and promptly furnish information to the other party in connection with obtaining such consents or making any such filings and will promptly furnish to the other party a copy of all filings made with a governmental agency, including, without limitation, any filings under the HSR Act.

         5.5   Indemnification.

               (a) Parent shall indemnify, defend and hold harmless the Company, each stockholder who executes the Stockholder Purchase Agreement of even date herewith and each person who is now, or who becomes prior to the Closing Date, an officer or director of Company or any Company Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld), arising out of or related to any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, no indemnity shall be available to the extent a court of competent jurisdiction finally determines that the claim for indemnity is caused by the Company knowingly and intentionally misrepresenting that it may enter into this Agreement. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party, (i) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to Parent; (ii) Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Parent shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability which it may have under this Section except to the extent such failure materially prejudices Parent). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any issue between the positions of any two or more Indemnified Parties. In addition to the foregoing, and without limiting in any manner the foregoing, any Indemnified Party shall be entitled to indemnification pursuant to any indemnification agreement set forth on Schedule 5.5 attached hereto.

               (b) From and after the Closing, Parent shall indemnify, defend and hold harmless each person who is now, or who becomes prior to the Closing Date, an officer or director of Company or any Company Subsidiary (the "D&O Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld), arising out of or related to any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any Company Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Closing Date (including, without limitation, any matter relating to the transactions contemplated hereby) and whether asserted or claimed prior to, or at or after, the Closing Date, in each case to the full extent the Company or the applicable Company Subsidiary would have been permitted under the law of the State of its incorporation and its Certificate, or Articles, of Incorporation and Bylaws to indemnify such person (and Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party upon receipt of any undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Party (whether arising before or after the Closing
Date), (i) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be reasonably satisfactory to Parent; (ii) after the Closing Date, Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and
(iii) after the Closing Date, Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Parent shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any D&O Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability which it may have under this Section except to the extent such failure materially prejudices Parent). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any issue between the positions of any two or more Indemnified Parties. In addition to the foregoing, and without limiting in any manner the foregoing, after the Closing Date any D&O Indemnified Party shall be entitled to indemnification pursuant to any indemnification agreement set forth on Schedule 5.5 attached hereto.

               (c) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each D&O Indemnified Party, and each Indemnified Party's and each D&O Indemnified Party's heirs and representatives.

         5.6 Company Indebtedness. Concurrently with the Closing, Parent shall repay or cause to be repaid all outstanding indebtedness under the Credit Agreement, dated as of August 19, 1994, as amended and restated as of March 13, 1996, among the Company, its subsidiaries and the lenders signatory thereto (the "Credit Agreement") or, at Parent's option, obtain the consent of the Company's lenders under the Credit Agreement to have such indebtedness remain outstanding.

         5.7 Convertible Securities. The Company and the Company Subsidiaries shall take such action as may be permitted under the Company's Stock Option Plan and/or the terms of the Convertible Securities to effect the cancellation of the Convertible Securities on the Closing Date and shall comply with all requirements regarding income tax withholding in connection therewith. In addition to the foregoing, the Company will use its best efforts to obtain the Security Holder Consents and Acknowledgements referred to in Section 1.5 and to provide Parent with such other evidence requested by Parent that no holder of any Convertible Security will have any right to acquire any equity interest in the Company, Parent or any of their respective subsidiaries as a result of the exercise or conversion of any Convertible Security or other rights after the Closing Date.

         5.8 Parent Commission Filings. Between the date hereof and the Closing Date, the Company shall, and shall cause each Company Subsidiary to, cooperate with Parent in connection with the preparation and filing of, and provide to Parent for inclusion or incorporation by reference in, any reports, filings, schedules or registration statements (including any prospectus contained in any such registration statement) to be filed by Parent with the Commission ("Parent Filings"). Without limiting the foregoing, the Company shall, and shall cause each Company Subsidiary to, take all reasonable actions requested by Parent to enable Parent to include or incorporate by reference in the Parent Filings any financial statement of the Company or any Company Subsidiary and any auditors' report thereon.

         5.9 Maintain Listing. For period of one year from and after the Closing, Parent shall use its best efforts to cause the shares of Class A Common Stock to remain listed or quoted on a recognized national exchange or National Association of Securities Dealers, Inc. quotation system.

         5.10 Independent Directors. From and after the Closing and until the later of one year from the Closing Date or the date on which the Company no longer is a reporting company under the Exchange Act, Parent shall cause the Company to maintain two independent directors.

                                    ARTICLE 6
                                  FCC APPROVAL

         Within five business days after execution of this Agreement, the parties shall file with the FCC applications (the "FCC Applications") for the consent of the FCC to the change in control of the holders of the Company FCC Licenses ("FCC Consent"). The parties shall thereafter prosecute the FCC Applications with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the FCC Consent as expeditiously as practicable and shall use commercially reasonable efforts to cause the FCC Consent to become a "Final Order." Each party will use commercially reasonable efforts to comply with the reasonable requests of the FCC for further information in connection with the FCC Applications. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review. Nothing in this Article 6 shall be construed to limit a party's right to terminate this Agreement pursuant to
Article 8 hereof. As used herein, the term "Final Order" means a written action or order issued by the FCC setting forth the FCC Consent (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion (whether upon reconsideration or otherwise) has expired, or (ii) in the event of the filing of any such request for review, reconsideration, appeal or stay, the action granting the FCC Consent shall have been reaffirmed or upheld and the time for further review, reconsideration or appeal has expired without the filing of any such action for further review or such requests have been withdrawn or denied.


                                    ARTICLE 7
                                   CONDITIONS

         The obligations of Parent to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         7.1 The applicable waiting period under the HSR Act shall have expired or terminated.

         7.2 Subject to Section 4.4, the FCC Consent shall have become a Final Order; provided, however, if the primary lenders for Parent do not require that the FCC Consent becomes a Final Order in order to consummate the Closing, then Parent's condition shall be that the FCC shall have granted the FCC Consent and shall have given public notice of the grant of the FCC Consent.

         7.3 No temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission shall be in effect which restrains or prohibits the transactions contemplated hereby.

         7.4 All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date. The Company shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

                                    ARTICLE 8
                                   TERMINATION

         8.1 Termination. This Agreement and the Offer may be terminated, by written notice promptly given to the other parties hereto, at any time prior to the Closing Date:

               (a)   By mutual written consent of the parties;

               (b) By either Parent or the Company, if the FCC denies or dismisses the FCC Applications and the time for reconsideration or court review under the Communications Act of 1934 with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review; or

               (c) By either the Company or Parent, if the Board of Directors of the Company concludes, after taking into account the advice of outside legal counsel (which may be the Company's regularly engaged legal counsel), that accepting a proposed Competing Transaction is required under applicable law for the discharge of its fiduciary duties and the Company enters into an agreement for such Competing Transaction; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c) earlier than 48 hours after furnishing notice to Parent of such Competing Transaction in accordance with Section 4.2;

               (d) By either the Company or Parent if (i) the Company shall have determined, pursuant to duly adopted resolutions of its Board of Directors, not to recommend acceptance of the Offer, or the Company's recommendation to accept the Offer is withdrawn or modified, or resolved to be withdrawn or modified, by reason of receipt of a Takeover Proposal, or (ii) the Company recommends, pursuant to duly adopted resolutions, any Takeover Proposal from a person or entity other than Parent or its affiliates; provided, however, that Parent shall not terminate this Agreement pursuant to this subsection if as a result of the Company's receipt of a Takeover Proposal from a third-party the Company, as required by applicable law as advised by outside counsel, withdraws, modifies or amends its approval or recommendation of acceptance of the Offer but within five business days thereafter the Company publicly reconfirms to all of its stockholders its recommendation of acceptance of the Offer;

               (e) By Parent, if the Company fails to perform or breaches any of its material obligations or duties under this Agreement and the Company has not cured such failure to perform or breach within 15 days after delivery of written notice from Parent or upon a material breach of any representation and warranty of the Company contained herein;

               (f) By the Company, if Parent fails to perform or breaches any of its material obligations or duties under this Agreement, and the defaulting party has not cured such failure to perform or breach within 15 days after delivery of written notice from the Company or upon a material breach of any representation and warranty of Parent contained herein; and

               (g) By either Parent or the Company, if the Closing shall not have occurred on or before October 31, 1996 (the "Termination Date"); provided, however, the right to terminate this Agreement under this Section 8.1(g) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or results in, the failure of the Closing to have occurred on or before the Termination Date.

         8.2   Effect of Termination.

               (a) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligations on the part of any party hereto, except for the agreements set forth in Sections 5.1 and 5.5(a) and except (i) liability for any wilful breach of any obligation, covenant or agreement contained herein or any intentional failure of the representations and warranties contained hereto to have been true, and (ii) (x) if the stockholders who are parties to the Stockholder Purchase Agreement of even date herewith among such stockholders and Parent terminate such agreement and (y) (1) the Company terminates this Agreement pursuant to Section 8.1(c) or

8.1(d), or (y) Parent terminates this Agreement and the Offer pursuant to
Section 8.1(c) or 8(d), the Company will pay to Parent $13.5 million within five business days after the conditions contained in the foregoing clauses (x) and
(y) are satisfied; provided, however, if the Company is prohibited by its principal senior lender or lenders from paying the sum required under this clause (ii) in cash, then in lieu of such payment, the Company shall immediately issue to the Parent a number of shares of Class A Common Stock having a fair market value equal to such sum (determined by taking the average closing price of the Class A Common Stock on the Nasdaq National Market for the ten (10) business days immediately following the public announcement of the termination of this Agreement). If the Company shall issue shares to Parent as contemplated in the preceding sentence, such shares shall be registered under the Securities Act and freely tradeable upon delivery, or if the foregoing is not reasonably practicable, shall be subject to a registration rights agreement enabling Parent to sell such shares without undue delay or expense.

               (b)   The Company acknowledges that the agreements contained in
Section 8.2(a)(ii) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts under
Section 8.2(a)(ii) when due, the Company shall in addition thereto pay to Parent all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts together with interest on the unpaid amount from the date such payment was required to be made until the date such payment is received by the party entitled to such payment at a per annum rate equal to the prime rate, published in The Wall Street Journal under the heading "Money Rates" or a successor heading, as in effect from time to time during such period.

               (c) Parent agrees that recovery of damages shall be the sole and exclusive remedy of Parent in connection with a termination of this Agreement for the reasons set forth in Section 8.2(a)(i). Parent also agrees recovery of the amount set forth in Section 8.2(a)(ii) shall be the sole and exclusive remedy of Parent in connection with a termination of this Agreement for the reasons set forth in Section 8.2(a)(ii), regardless of the actual damages sustained. The Company agrees that recovery of damages shall be the sole and exclusive remedy of the Company in connection with a termination of this Agreement for the reasons set forth in Section 8.2(a)(i). Parent hereby waives the remedy of specific performance of the consummation of the transactions contemplated hereby.

                                    ARTICLE 9

                                   DEFINITIONS

         The following terms shall have the meanings set forth in the Sections opposite such term.

      Term                                                 Section
      ----                                                 -------

Agreement                                                  Preamble
Class A Common Stock                                       Recital A
Class B Common Stock                                       Recital A
Closing                                                    1.6
Closing Conditions                                         1.1
Closing Date                                               1.6
Commission                                                 1.2
Company                                                    Preamble
Company Common                                             Recital A
Company FCC Licenses                                       Section 2.2
Company Subsidiary                                         4.1(a)
Competing Transaction                                      4.2
Confidentiality Agreement                                  5.1
Convertible Security or Convertible Securities             1.5
Credit Agreement                                           5.6
Closing Date                                               1.5
D&O Indemnified Parties                                    5.5(b)
Exchange Act                                               1.2
FCC                                                        2.2
FCC Applications                                           Article 6
FCC Consent                                                Article 6
Final Order                                                Article 6
HSR Act                                                    2.2
Indemnified Parties                                        5.5(a)
Offer                                                      Recital A
Offer Documents                                            1.2
Offer Price                                                Recital A
Parent                                                     Preamble
Parent Filings                                             5.8
Renewal Application                                        4.4
Schedule 14D-9                                             1.4
Security Holder Consent and Acknowledgement                1.5
Subsidiary Reorganizations                                 4.1(b)(v)
Takeover Proposal                                          4.2
Termination Date                                           8.1(g)


                                   ARTICLE 10
                               GENERAL PROVISIONS

         10.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.2 Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or
(b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party making the waiver or granting the extension by a duly authorized officer. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.3 Public Statements. Each of the parties hereto promptly shall advise, consult and cooperate with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other statement to the press or any third-party with respect to this Agreement or the transactions contemplated hereby; provided, however, if a party is advised in writing by its counsel that applicable law requires such party to make a press release or statement, such party may do so only after consultation with the other parties hereto.

         10.4 Assignment and Binding Effect. Prior to Closing, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees, assigns, representatives, and agents and no other person shall have any right, benefit or obligation hereunder. Notwithstanding the foregoing, the Indemnified Parties and D&O Indemnified Parties shall be third-party beneficiaries of Section 5.5.

         10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         10.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. Notwithstanding the foregoing, this Agreement does not supersede the Confidentiality Agreement, which shall remain in full force and effect; provided, however, at the Closing Date, the Company shall be deemed to have waived any provision in the Confidentiality Agreement which restricts Parent from acquiring any shares of capital stock of the Company.

         10.7 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         10.8 Titles. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.9 Attorneys' Fees. Should any party hereto institute any action or proceeding at law or in equity to enforce any provision of this Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys' fees and costs for services rendered to the prevailing party in such action or proceeding.

         10.10 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         10.11 Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing. Assuming that the contents of a notice meet the requirements of the specific Section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party as set forth below. If such notice, demand or other communication is served personally, service shall be conclusively deemed given at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail. If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively deemed given at the time of confirmation of delivery. The addresses for the parties are as follows:

               If to Parent:

                    Clear Channel Radio, Inc.
                    200 Concord Plaza, Suite 600
                    San Antonio, Texas 78216
                    Attention:  Randal Mays
                    Telecopier No.: (210) 829-8080

               with a copy to:

                    Patton Boggs, L.L.P.
                    2550 M Street, N.W.
                    Washington, D.C. 20037
                    Attention:  Gerald J. Laporte,  Esq.
                    Telecopier No.:  (202) 457-6315

               If to the Company:

                    6767 West Tropicana Avenue, Suite 102
                    Las Vegas, Nevada 89103
                    Attention: Mr. Carl Parmer
                    Telecopier: (702) 367-3491

               with a copy to:

                    Jeffer, Mangels, Butler & Marmaro LLP
                    2121 Avenue of the Stars, Tenth Floor
                    Los Angeles, California 90067
                    Attention: Bruce P. Jeffer, Esq.
                    Telecopier No.: (310) 203-0567

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other parties hereto.

         10.12 Incorporation by Reference. All Schedules attached hereto or to be delivered in connection herewith are incorporated herein by this reference.

         10.13 Representations and Warranties. All representations and warranties of the parties contained herein shall expire, and be terminated and extinguished, on the Closing Date.

         IN WITNESS WHEREOF, each of Parent and the Company has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.


                                            CLEAR CHANNEL RADIO, INC.


                                            By:___________________________
                                              Name:_______________________
                                              Title:______________________

                                            HEFTEL BROADCASTING
                                            CORPORATION


                                            By:___________________________
                                              Name:_______________________
                                              Title:______________________

                                LIST OF SCHEDULES

1.5  Holders of Convertible Securities

3.2  Capitalization

3.4  Fees

4.1  Subsidiary Reorganizations

5.5  Indemnification Agreements

                                  SCHEDULE 1.5

                        HOLDERS OF CONVERTIBLE SECURITIES

                                     OPTIONS

                            NUMBER OF           EXERCISE          EXPIRATION
                             SHARES               PRICE              DATE
                            ---------           --------          ----------

Cecil Heftel                  271,075            $15.25           12/14/2005

Carl Parmer                    48,264            $15.25           12/14/2005

Richard Heftel                 30,000            $15.25           12/14/2005

William Tanner                 30,000            $15.25           12/14/2005

David DuBose                   10,000            $15.25           12/14/2005

David Haymore                   5,000            $15.25           12/14/2005

Javier Luevano                  5,000            $15.25           12/14/2005

Jose Valle                     10,000            $15.25           12/14/2005

Julio Omana                    25,000            $15.25           12/14/2005

John Kendrick                  30,000            $15.25           12/14/2005

Carlos Rubio                   30,000            $15.25           12/14/2005

John Mason*                    10,000            $15.25           12/14/2005

Madison Graves                  5,000            $18.63           11/19/2005

Javier Romero                  15,000            $15.50           12/05/2005

Luis Diaz-                     37,500            $14.00           06/30/2005
Albertini

John Kendrick                  25,000            $10.00           08/02/2004

John Mason                      5,000            $10.00           08/02/2004
                              -------

     Total                    591,839


                                    WARRANTS

1. Cecil Heftel has a warrant to purchase 806,678 shares of Class B Common Stock of the Company at an exercise price of $1.05 per share. The expiration date of the warrant is April 27, 1997.*

2. Mr. Robert Sevey has a warrant to purchase 43,428 shares of Class B Stock of the Company at an exercise price of $2.29 per share. The expiration date of the warrant is April 27, 1997.*

- -----------------------------
*      Not granted under the Company's Stock Option Plan.

                                  SCHEDULE 3.2

                             COMPANY CAPITALIZATION

                             COMPANY
        CLASS               AUTHORIZED                   OUTSTANDING
        -----               ----------                   -----------

Class A Common              30,000,000                    6,336,610
Stock
$0.001 par value

Class B Common               7,000,000                    3,769,176
Stock
$0.001 par value

Preferred Stock              5,000,000                      335,634
$0.001 par value                                       shares of Series A

The Company has outstanding options to purchase 591,839 shares of Class A Common Stock and outstanding warrants to purchase 850,106 shares of Class B Common Stock.

                                  SCHEDULE 3.4

                                      FEES

1. Letter Agreement dated February 16, 1995, between Alex. Brown & Sons Incorporated and the Company.

2. Letter Agreement dated March 7, 1996, between Donaldson, Lufkin & Jenrette and the Company.

                                 SCHEDULE 4.1(B)

                           SUBSIDIARY REORGANIZATIONS

1. La Oferta, Inc., an Illinois corporation, will be merged into HBC Chicago, Inc., a Delaware corporation.

2. Viva Broadcasting Corporation, a Florida corporation, and Viva Acquisition Corporation, a Florida corporation, will be merged into HBC Florida, Inc., a Delaware corporation ("HFI"). Immediately thereafter Viva America Media Group, a Florida general partnership will be dissolved, with HFI assuming all liabilities and receiving all assets.

                                  SCHEDULE 5.5

                           INDEMNIFICATION AGREEMENTS

1. Indemnification Agreement dated November 20, 1995 by and between the Company and Madison B. Graves, II.

2. Indemnification Agreement dated January 1, 1993 by and between the Company and John E. Mason.

3. Indemnification Agreement dated January 1, 1993 by and between the Company and Carl Parmer.

4. Indemnification Agreement dated January 1, 1993 by and between the Company and Cecil Heftel.

5. Indemnification Agreement dated January 1, 1993 by and between the Company and Richard Heftel.

6. Indemnification Agreement dated January 1, 1993 by and between the Company and Susan Heftel-Liquido.

7. Indemnification Agreement dated July 27, 1994 by and between the Company and Jeffrey Amling.